Filed pursuant to Rule 433

May 16, 2011

Relating to

Preliminary Prospectus Supplement dated May 16, 2011 to

Prospectus dated September 29, 2010

Registration Statement  No. 333-169633-03

Duke Energy Carolinas, LLC
First and Refunding Mortgage Bonds,

$500,000,000 3.90% Series due 2021

Pricing Term Sheet

Issuer:	Duke Energy Carolinas, LLC

Security Description:	First and Refunding Mortgage Bonds, 3.90% Series due 2021

Principal Amount:	$500,000,000

Ratings (Moody’s/S&P):	A1/A (stable/stable) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	May 16, 2011

Settlement Date:	May 19, 2011; T + 3

Maturity Date:	June 15, 2021

Interest Payment Dates:	June 15 and December 15, beginning on December 15, 2011

Price to Public:	99.898% per Bond

Coupon:	3.90%

Benchmark Treasury:	3.125% due May 15, 2021

Benchmark Treasury Yield:	3.162%

Spread to Benchmark Treasury:	+75 bps

Yield to Maturity:	3.912%

Optional Redemption	At any time before three months prior to maturity, redeemable at the Treasury Rate + 15 bps. At any time on or after three months prior to maturity, redeemable at par.

CUSIP:	26442CAK0

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated RBS Securities Inc. Wells Fargo Securities, LLC

Co-Managers:	Banca IMI S.p.A. Scotia Capital (USA) Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, RBS Securities Inc. toll free at 1-866-884-2071 or Wells Fargo Securities, LLC 1-800-326-5897 or email: cmClientsupport@wachovia.com